Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth the agreement reached concerning the continued employment and termination of employment of Robert O. Wright (“Employee”) with AXA Equitable Life Insurance Company including its current and former parents, subsidiaries and affiliates, and its and their respective current and former successors or predecessors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively “AXA Equitable”).

1. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, AXA Equitable will provide Employee the following benefits, provided Employee has not revoked this Agreement as set forth below:

(a) Employee will remain employed with AXA Equitable Life Insurance Company through December 31, 2014 (“Termination Date”) subject to all AXA Equitable practices, policies and standards. Employee will continue to be eligible for all company benefits for which employees are eligible and to be paid Employee’s current salary on a bi-weekly basis through Employee’s Termination Date. Upon Employee’s termination, any and all services agreements Employee has with AXA Equitable, including but not limited to any agent agreement with AXA Network, LLC and any registered representative agreement with AXA Advisors, LLC, will be terminated.

Employee agrees to resign from any and all officer and directorships Employee may hold with AXA Equitable Life Insurance Company and/or any of its parents, subsidiaries or affiliates effective close of business on September 19, 2014. Employee agrees to furnish a separate resignation letter to the appropriate individuals and Boards of Directors for those officer and directorships no later than September 2, 2014. As of September 2, 2014, Employee will not be a member of AXA Equitable Life Insurance Company’s Executive Committee.

(b) From September 22, 2014 through Termination Date, Employee will effectuate a smooth transition of Employee’s present responsibilities as determined by the Senior Executive Director & Head of US Life and Retirement of AXA Equitable Life Insurance Company, including but not limited to issues relating to the retail field organization and to AXA Network, LLC and AXA Advisors, LLC.

From September 22, 2014 through Termination Date, Employee will be permitted, to the extent possible, to perform Employee’s job functions remotely from the State of Florida. Notwithstanding the preceding sentence, Employee will be required to report to AXA Equitable’s headquarters in New York on an as needed basis as agreed to by Employee and the Senior Executive Director & Head of US life and Retirement of AXA Equitable Life Insurance Company. In addition, Employee is required to attend various retail field meetings, including but not limited to the Branch Manager meeting in September 2014, the National Agents Forum in October 2014 and the National Education Broker Dealer meeting in October 2014.

ROW Agreement 1

Exhibit 10.1

(c) It is expected that, on December 17, 2014, Employee will receive Notice of Job Elimination under the AXA Equitable Severance Benefit Plan and that Employee will be eligible to receive the severance benefits provided therein and provided in the AXA Equitable Supplemental Severance Plan for Executives (collectively, the “Plans”) following Employee’s Termination Date, subject to the terms and conditions of the Plans, in exchange for executing another Confidential Separation Agreement and General Release (the “Release”). Exhibit A sets forth the severance benefits Employee would be eligible to receive under the current terms of the Plans. In the event that Employee receives such Notice of Job Elimination and the Plans are amended prior to December 31, 2014 in a manner that decreases the amount of severance benefits provided therein, Employee will receive a separate lump sum cash payment equal to the incremental value he would have received if the Plans had not been amended, subject to the same terms and conditions as the severance benefits provided under the Plans, including the execution of the Release. This separate lump sum cash payment will be made as soon as practicable after Employee’s execution of the Release and the expiration of any applicable revocation period, but in no event later than March 1, 2015.

(d) Employee agrees and acknowledges that if Employee becomes actively employed by AXA Equitable Life Insurance Company or any of its parents, subsidiaries or affiliates in a role other than that described in paragraph 1(b) of this Agreement at any time prior to Termination Date, Employee will not be Job Eliminated under the Plans and will not be eligible for any severance payments or benefits thereunder.

2. In consideration of the payment and benefits described above, and for other good and valuable consideration, Employee hereby releases and forever discharges, and by this instrument releases and forever discharges, AXA Equitable from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with or termination of employment from AXA Equitable, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, genetic information, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Civil Rights Act

ROW Agreement 1

Exhibit 10.1

of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Genetic Information Nondiscrimination Act of 2008; the Pregnancy Discrimination Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law; the New York City Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any AXA Equitable retirement or welfare plan or any AXA or AXA Financial equity plan; provided, however, that this release does not apply to any vested benefits which Employee may have. Such benefits shall be governed by the terms and conditions of the applicable plan documents which AXA Equitable reserves the right to amend, modify or terminate in its sole discretion. In addition, this release does not apply to any AXA Equitable product(s) Employee may own. This Agreement may not be cited as, and does not constitute an admission by AXA Equitable of, any violation of any such law or legal obligation with respect to any aspect of Employee’s employment or termination therefrom.

3. Employee represents, warrants and agrees that Employee has not filed any lawsuits or arbitrations against AXA Equitable, or filed or caused to be filed any claims, charges or complaints against AXA Equitable in any administrative, judicial, arbitral or other forum, including any charges or complaints against AXA Equitable with any international, federal, state or local agency charged with the enforcement of any law or any self-regulatory organization, and that Employee is not aware of any factual or legal basis for any legitimate claim that AXA Equitable is in violation of any whistleblower, corporate compliance, or other regulatory obligation of AXA Equitable under international, federal, state or local law, rule or AXA Equitable policy. Employee further represents, warrants and agrees that if Employee was ever aware of any such basis for a legitimate claim against AXA Equitable, Employee informed AXA Equitable of same. To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any form of recovery or relief in connection with any such action. Nothing in this Agreement shall prevent Employee (or Employee’s attorneys) from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising Employee’s right under the Older Workers Benefit Protection Act of 1990.

4. Employee represents, warrants and acknowledges that AXA Equitable owes Employee no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, notice pay, vacation pay, or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement, and, if applicable, any AXA or AXA Financial equity plan.

5. Employee agrees that Employee will not disparage or criticize AXA Equitable, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against AXA Equitable, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

ROW Agreement 1

Exhibit 10.1

6. Employee agrees not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against AXA Equitable, or the facts and circumstances underlying this Agreement, except in the following circumstances:

(a) Employee may disclose the terms of this Agreement to Employee’s immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

(b) Employee may disclose the terms of this Agreement to (i) Employee’s financial and tax advisors so long as such financial and tax advisors agree in writing to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) Employee’s legal counsel; and

(c) Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

(d) Any non-disclosure provision in this Agreement does not prohibit or restrict Employee (or Employee’s attorneys) from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, FINRA, or any other self- regulatory organization or any other federal or state regulatory or administrative agency or authority.

7. (a) Employee agrees that Employee will reasonably assist and cooperate with AXA Equitable in connection with the defense or prosecution of any claim that may be made against or by AXA Equitable, or in connection with any ongoing or future investigation or dispute or claim of any kind involving AXA Equitable, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Upon submission of appropriate written documentation, AXA Equitable shall reimburse Employee for reasonable, pre-approved expenses incurred in carrying out the provisions of this paragraph.

(b) AXA Equitable confirms that Employee will be indemnified consistent with and pursuant to applicable by-laws, corporate resolutions and applicable law for indemnifiable acts committed during Employee’s employment with AXA Equitable. AXA Equitable further confirms that Employee will be covered by its Directors and Officers liability policy pursuant to its terms for covered acts committed during Employee’s employment with AXA Equitable for as long as AXA Equitable maintains Directors and Officers liability coverage.

ROW Agreement 1

Exhibit 10.1

8. This Agreement constitutes the entire agreement between AXA Equitable and Employee with respect to the subject matter herein, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between AXA Equitable and Employee with respect to the subject matter herein. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement made by anyone at any time on behalf of AXA Equitable.

9. This Agreement is binding upon Employee and Employee’s successors, assigns, heirs, executors, administrators and legal representatives.

10. Employee acknowledges that during Employee’s employment with AXA Equitable Life Insurance Company, Employee had and will have access to proprietary and confidential information, including but not limited to product design and pricing, retail and wholesale distribution and confidential customer and employee information. As a result, Employee acknowledges and agrees that for 12 months Employee’s termination of employment:

(a) Unless Employee receives prior written authorization from the Senior Executive Director & Head of US Life and Retirement of AXA Equitable Life Insurance Company, Employee shall not provide services, in any capacity, whether as an employee, consultant, independent contractor, principal, agent, owner, partner, shareholder, officer or director, or otherwise, for any entity that conducts business competitive to that of AXA Equitable Life Insurance Company or its parents, affiliates or subsidiaries to the extent they engage in the life insurance and annuity business with respect to product design, pricing, hedging, issuance and/or retail and wholesale distribution of life insurance or variable annuity products.

(b) Employee shall not directly or indirectly solicit the business of any customer or prospective customer of the AXA Equitable Life Insurance Company or any of its parents, affiliates or subsidiaries.

(c) Employee shall not directly or indirectly, recruit, solicit or hire any person who is then employed by or associated with AXA Equitable Life Insurance Company or any of its parents, affiliates or subsidiaries. Notwithstanding the foregoing, Employee shall not be prevented from hiring any such person who responds to a general non-targeted advertisement for employment.

The provisions of this paragraph shall survive the termination of this Agreement.

11. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

ROW Agreement 1

Exhibit 10.1

12. Without detracting in any respect from any other provision of this Agreement:

(a) Employee, in consideration of the benefit provided to Employee as described in paragraph 1 of this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee has or may have against AXA Equitable as set forth herein, including, but not limited to, all rights or claims arising under the ADEA, as amended, including, but not limited to, if applicable all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms, and that Employee is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b) Employee understands that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date of Employee’s execution of this Agreement, including but not limited to any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.

(c) Employee agrees and acknowledges that the consideration provided to Employee under this Agreement is in addition to anything of value to which Employee is already entitled.

(d) AXA Equitable hereby advises Employee to consult with an attorney prior to executing this Agreement.

(e) Employee acknowledges that Employee was informed that Employee had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

ROW Agreement 1

Exhibit 10.1

13. Employee may revoke this Agreement within seven (7) days from the date Employee signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either AXA Equitable or Employee. Any revocation must be in writing and received by AXA Equitable by 5:00 p.m. on the seventh day after this Agreement is executed by Employee. Such revocation must be sent to Steven Rosenthal, Managing Director – Human Resources, AXA Equitable, 1290 Avenue of the Americas, New York, New York 10104.

14. This Agreement may not be changed or altered, except by a writing signed by an authorized executive officer of AXA Equitable and Employee. The laws of the State of New York will apply to any dispute concerning it.

15. Employee understands and agrees that the terms set out in this Agreement, including, but not limited to, the confidentiality provisions, shall survive the signing of this Agreement and receipt of benefits hereunder.

ROW Agreement 1

Exhibit 10.1

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT AXA EQUITABLE HAS ADVISED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date: August 28, 2014	/s/ Robert O. Wright
Robert O. Wright

On this 28th day of August 2014, before me personally came Robert O. Wright, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that Employee executed the same.

/s/ Denise Tedeschi
Notary Public

AXA Equitable Life Insurance Company

Date: September 2, 2014	By:	/s/ Steven Rosenthal
Name: Steven Rosenthal
Title: Managing Director

Employee must sign and return this Agreement to Steven Rosenthal, Managing Director – Human Resources, 1290 Avenue of the Americas, New York, New York 10104, no later than midnight on the 21st day following Employee’s receipt of this Agreement or irrevocably lose the opportunity to receive the consideration detailed herein. Employee received this Agreement on August 11, 2014.

ROW Agreement 1